Exhibit 5.1

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2300
Houston, Texas 77002-6760

May 19, 2005

Plains All American Pipeline, Inc.
333 Clay Street
Suite 2900
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as counsel for Plains All American Pipeline, L.P., a Delaware limited partnership (the "Partnership"), in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the "Securities Act"), of the sale from time to time of 19,461,072 common units representing limited partner interests of the Partnership (the "Common Units") held by those selling securityholders identified in the Registration Statement on Form S-1 (the "Registration Statement"), which together with the prospectus contained therein (the "Prospectus"), was filed with the Securities and Exchange Commission on the date hereof.

        We have examined the Registration Statement, the Prospectus, the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended (the "Partnership Agreement"), the Certificate of Limited Partnership of the Partnership (the "Certificate") and such other formation documents and agreements, as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have reviewed certain certificates of officers of the general partner of the Partnership and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

        Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Units have been validly issued, fully paid and are nonassessable except as described in the Prospectus.

        The opinion expressed herein is limited exclusively to the federal laws of the United States of America and the Revised Uniform Limited Partnership Act of the State of Delaware and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement of the Partnership, dated on or about the date hereof, and to the reference to our firm under the heading "Validity of the Common Units" in the Prospectus. In giving this consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                      Very truly yours,

                      /s/ VINSON & ELKINS L.L.P.

                      VINSON & ELKINS L.L.P.